Exhibit 99.2

ImmuneRegen BioSciences Files 8-K that Highlights Enclosed Shareholder Letter Discussing Recent Achievements and Outlook

SCOTTSDALE, Ariz., Aug 16, 2007 - IR BioSciences Holdings, Inc. (OTCBB: IRBO) today released a letter to shareholders from Chairman and CEO Michael K. Wilhelm. The purpose of the letter is to provide an update to its shareholders on its subsidiary ImmuneRegen BioSciences’ past year of progress in the infectious disease and disaster preparedness sectors.  ImmuneRegen today has also filed a Form 8-K containing the shareholder letter with the Securities and Exchange Commission. The Form 8-K will be available on ImmuneRegen’s website at www.immuneregen.com. The text of the letter is contained below:

Dear Shareholder,

The previous year has been a noteworthy one for ImmuneRegen BioSciences. Our scientific and business activities have accelerated, and the company has recently announced several noteworthy achievements and events such as acquisition of study results, formation of collaborative and co-development relationships as well as presentations at conferences and to the FDA and NIH.  The response by these agencies of the Department of Health and Human Services remains quite positive as we continue to deliver additional data in multiple areas of both scientific and product development interest and having potential commercial appeal.

Current research programs include microbiological infection such as anthrax bacillus, and influenza (including avian influenza vaccine adjuvancy), in addition to radiation exposure (to both lethal and sub-lethal/therapeutic doses). Results of our influenza studies indicate that Viprovex® lowers viral load 90-99% in nose and lungs of treated animals, as well as lowers the magnitude of the virus-induced decreases in body weight and temperature. These studies also indicate that Viprovex decreases the inflammatory reaction in the lungs of infected animals, even in the presence of Roche’s influenza treatment and preventative, Tamiflu®.  The company is continuing Tamiflu/Viprovex studies and they are underway.  Our radiation exposure studies, originally for biodefense applications and terrorist attacks have been extended to include potential cancer therapy applications. The radiation results have indicated recovery of circulating white blood cells, and potential stimulatory effects on stem cell proliferation and/or maturation. Wound healing is also a market in which we anticipate forthcoming success. Results from recently concluded studies indicate positive effects in the area and we expect our drug candidate to continue to demonstrate positive results as a potential growth factor. We also believe that our recently announced relationships with companies such as Uluru Inc. will expedite our efforts in wound healing.

In the opinion of management the current stock valuation does not reflect the newly acquired data and relationships.  We continue to successfully develop business relationships with potential partners and advance our product development activities in multiple, sizeable markets. For example, the biodefense and pandemic influenza market has been estimated at a combined total of $6.1 billion with seasonal influenza opportunities, as a therapeutic or adjuvant to vaccination representing $2 billion total market revenues in 2006. Cancer therapies for mitigating side effects to toxic therapy and/or potentially playing a therapeutic role in the stem cell area of medical treatments has a combined commercial market worldwide estimated at $16.1 billion in revenue.  Additionally, we hope to achieve continual successful results in the wound healing studies that we have currently partnered with Uluru, Inc. We are collectively working toward adding additional pharmaceutical company partnerships so we can develop effective wound healing treatments that can theoretically address a broad range of applications: diabetic ulcers, trauma, surgical wounds, day to day cuts and scrapes.  For 2006, the global wound care market represented $7 billion in sales. A recent report by Global Industry Analysts, Inc. dated July 9, 2007 stated that the wound care products market is to reach $15.3 billion by 2010, driven by sealants, growth factors, and skin replacements. Also, the US market alone should be over $6 billion by 2010.   We are very excited about this work and are pleased as well as honored to be working with our current partners in these areas. As our company continues to hit milestones, it is our belief that we will have more visibility to Wall Street, industry peers, potential partners and the scientific community.

The outside laboratories that have been conducting research for us have been performing excellent work and we appreciate the relationships that we have developed, maintain, and may expand as we seek new and experienced partners in our development efforts (most recently VaxGen and Uluru).

I am looking forward to announcing our next updates, results, conferences, etc.  The relationships we are forging today based on our current data as well as anticipation of future data are very exciting and we hope to be able to discuss formalizing them over the next few months.  Keep in touch with our updates by viewing our website www.immuneregen.com.  We are available to answer your queries and hope that you will send an email to me at mwilhelm@immuneregen.com or to Dr. Siegel, Senior Director of Product Development and Regulatory Affairs hsiegel@immuneregen.com.  We are happy to answer your corporate and scientific questions. Keep in mind that our responses can only reflect that information that is already publicly available.

Best regards,

Michael K. Wilhelm
Chief Executive Officer
ImmuneRegen BioSciences, Inc.
IR BioSciences Holdings, Inc.

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